Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of:

Autovative Products, Inc.

We consent to the use in this Registration Statement on Form S-1 of our reports dated March 31, 2011, relating to the  financial statements of Autovative Products, Inc. as of and for the years ended December 31, 2010 and 2009 and our reports dated June 6, 2011, relating to the financial statements of Autovative Products, Inc. as of and for the years ended December 31, 2009 and 2008 which appears in such Registration Statement, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Malcolm L. Pollard, Inc.

October 5, 2011